FILED PURSUANT TO RULE
                                                424(B)(5)
                                                FILE NO. 333-76589





                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED MAY 12, 1999)

                            VALENCE TECHNOLOGY, INC.

                                501,749 SHARES

                                  COMMON STOCK


      The 501,749 shares of Common Stock being offered are all being offered by Valence. On July 29, 1999,the last reported sale price of the shares of Common Stock on the Nasdaq National Market was $6.00 per share. The Common Stock is listed on the Nasdaq National Market under the symbol "VLNC."

      Investing in Valence common stock involves a high degree of risk. See "Risk Factors" beginning on page S-4.


      We are offering 501,749 shares of our common stock to an institutional investor pursuant to this prospectus supplement and the accompanying prospectus. The common stock will be purchased at a negotiated purchase price of $5.9791 per share for a total purchase price of $3,000,000. The purchase price reflects the average of recent trading prices of the common stock on the Nasdaq National Market, net of a 8% discount, before deduction of offering expenses estimated to be $49,134.


      The shares of Valence common stock offered or sold under this prospectus supplement and prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus supplement or prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


              THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 30, 1999.

                          PROSPECTUS SUPPLEMENT SUMMARY

      Valence Technology, Inc. was incorporated in Delaware in March 1989 under the name Ultracell, Inc. We changed our name to Valence Technology, Inc. in March 1992. Our executive offices are currently located at 301 Conestoga Way, Henderson, Nevada 89015 and the telephone number is (702) 558-1000.

                                  THE OFFERING

Shares offered

We are offering all of the 501,749 shares being offered hereby.

Shares outstanding after this offering

Following this offering, there will be 27,728,742 shares of our common stock outstanding based upon the number of shares outstanding on July 29, 1999. This number does not include shares that may be issued pursuant to the exercise of stock options and warrants currently outstanding or which may be granted under our stock option plans, or upon the conversion of preferred stock outstanding.

Use of proceeds

For general corporate purposes, including:

     - acquiring raw materials and building inventory of finished goods;

     - financing capital expenditures; and

     - working capital.



                                    Page S-2

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should not make such an investment if you cannot afford the loss of your entire investment. In addition to the other information in this prospectus supplement or prospectus, you should consider carefully the following factors in evaluating Valence and its business before purchasing any shares of our common stock.


We Have An Immediate Need For Additional Capital which, if not obtained, would cause us to reduce developmental efforts and impair our ability to commercialize our products

We have an immediate need for additional capital which, if not obtained, would cause us to reduce developmental efforts and impair our ability to commercialize our products. At March 28, 1999, we had cash and cash equivalents of $2,454,000 and available credit under a line of credit with a stockholder of $5,500,000. We expect that our existing funds and available line, together with the interest earned thereon, will be sufficient to fund our operations through the first quarter of fiscal 2000. We anticipate that, after taking into account projected revenues and receipt of funds from other sources, we will need to raise in either a debt or equity financing a minimum of $25 million to fund planned capital expenditures, research and product development, marketing and general and administrative expenses and to pursue joint venture opportunities in fiscal 2000. Our cash requirements, however, may vary materially from those now planned because of changes in our operations, including changes in OEM relationships or market conditions. There can be no assurance that funds for these purposes, whether from equity or debt financing agreements with strategic partners or other sources, will be available on favorable terms, if at all. These factors raise substantial doubts about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The effects of such adjustments, if necessary, could be material.


We Are A Development Stage Company With No Products Currently Available For Sale

We are a development stage company and cannot anticipate when, or if, we will ever have significant revenues from a product. We have derived our revenues solely from a research and development contract with Delphi Automotive Systems Group, which we completed in May 1998. We presently have no products available for sale, although we have developed working prototypes of our batteries. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty, and such adjustments, if necessary, could be substantial.


Our Current Available Capital And Future Revenues, If Any, Will Not Be Sufficient To Meet Our Future Operating Needs

We have generally incurred operating losses since inception in 1989 and had an accumulated deficit of $154,436,000 as of March 28, 1999, the end of our 1999 fiscal year. We cannot assure you that we will ever achieve or sustain significant revenues or profitability in the future. We have negative working capital and have sustained recurring losses related primarily to the development and marketing of our products. We expect to incur significant losses in the future as we continue our product development and marketing capabilities. We will need to secure additional financing in order to continue operations past 1999 unless we begin to generate significant operating revenue. We will have to continue to devote a significant amount of management time to obtaining financing.


                                    Page S-3

We May Not Be Able To Obtain Additional Capital, In Which Case We Would Need To Reduce Developmental Efforts And May Not Be Able To Commercialize Our Products

If we are unable to achieve profitability or we are unable to secure additional financing on acceptable terms, we will be unable to continue to fund our operations. We are actively pursuing capital grant advances from the Northern Ireland Industrial Development Board, such advances are contingent on us achieving cumulative revenues from the sale of batteries of $4 million. We may not achieve such cumulative revenue over the short term, or at all. Additionally, a lack of capital may require us to license to third parties rights to commercialize products or technologies we might otherwise seek to develop ourselves, and to scale back or eliminate our research and product development programs. The unavailability of adequate funds would have a material adverse effect on our business, financial condition and results of operations.


Conversion Of Preferred Stock And Sales Of Common Stock By CC Investments May Depress The Price Of Our Common Stock And Substantially Dilute Your Stock

If CC Investments were to exercise all of the warrants it holds and convert all of the shares of preferred stock it owns, as of June 11, 1999 it would have acquired approximately 3,484,087 shares of our common stock. The number of shares into which the preferred stock converts increases at 6% per year. If CC Investments exercises the warrants or converts our preferred stock into shares of common stock and sells the shares into the market, such sales could have a negative effect on the market price of our common stock and will dilute your holdings in our common stock. Additionally, dilution or the potential for dilution could materially impair our ability to raise capital through the future sale of equity securities.


Possible Variable Conversion Of Series B Preferred Stock

After July 29, 1999, the Series B Preferred Stock may become convertible into more shares than otherwise if our common stock trades at a price below $6.03 in six out of ten consecutive trading days. For example, if on July 30, 1999 our common stock in the previous ten trading days had been trading at or above $6.03, the 7,500 shares of Series B Preferred Stock would be convertible into approximately 1,289,000 shares of our common stock. If, however, on that date the average of the lowest six closing bid prices of our common stock over the previous ten trading days (referred in the table below as the "average price") had been a lower price, then the Series B Preferred Stock would have converted into a greater number of shares. The following table illustrates this effect:

Average              Number of Shares Into Which The 7,500 Shares of Series B
 Price                                Preferred Would Convert
------                 -----------------------------------------------------
 $6.03                                       1,288,966
 $5.00                                       1,539,102
 $4.00                                       1,923,878
 $3.00                                       2,565,170



The effect of this variable conversion rate, if it becomes applicable, will be to depress further the market price of our


                                    Page S-4
common stock and to dilute further your holdings in our common stock.


We No Longer Have A Collaborative Partner To Assist Us In Development Of Our Batteries, Which May Limit Our Ability To Develop And Commercialize Our Products

We have received substantially all our revenues to date from a research and development agreement with Delphi Automotive Systems Group, which we completed in May 1998. Although we have held discussions with original equipment manufacturers (OEMs) in the portable consumer electronics and telecommunications markets about possible strategic relationships as a means to accelerate introduction of our batteries into these markets, we cannot assure you that we will be able to enter into any such alliances. We must rely on alliances for our development, product design, volume purchase and manufacturing and marketing expertise.

There is a risk that even if we could collaborate with a desirable partner, the partnership may not be successful. The success of any strategic alliance is dependent upon, among other things, the general business condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees.


Because Our Batteries Are Only Sold When Incorporated Into Other Products, We Will Need To Rely On Original Equipment Manufacturers To Commercialize Our Products

To be successful, our batteries must gain broad market acceptance. In addition, our success will depend significantly on our ability to meet OEM customer requirements by developing and introducing on a timely basis new products and enhanced or modified versions of its existing products. OEMs often require unique configurations or custom designs for battery systems which must be developed and integrated in the OEM's product well before the product is launched by the OEM. Thus, there is often substantial lead time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the OEM (referred to as the "design in time"). If we are unable to design, develop and introduce products that meet OEMs' and other customers' exacting requirements on a timely basis, our business, results of operations and financial condition could be materially adversely affected. To determine the requirements of each specific application, we will be dependent upon OEMs into whose products our batteries will be incorporated. There is a risk that we will not receive adequate assistance from OEMs to successfully commercialize our products. Furthermore, there is a risk that the perceived safety risks associated with lithium, an element used in our batteries, will impede acceptance of our batteries by OEMs or end users.


We Do Not Yet Have The Sales Staff, Support Capabilities And Distribution Channels To Distribute Our Products On A Commercial Scale

To implement our strategy successfully, we will have to develop a sizeable sales staff and product support capabilities, as well as third party and direct distribution channels. We cannot assure you that we will be able to establish sales and product support capabilities, or be successful in our sales and marketing efforts.


We May Not Be Able To Cost-Effectively Manufacture Our Batteries

To be successful, we must manufacture commercial, high-quality quantities of our products at competitive costs. We have produced prototype products that we believe have performance characteristics that are suitable for a broad market. However, additional development will be required to enable us to consistently produce battery systems with these characteristics.


                                    Page S-5

In addition, to achieve broad commercialization of our products, we will need to reduce manufacturing costs of our battery systems. Our batteries may not be able to be manufactured in commercial quantities to the performance specifications demanded by customers. Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, we will still have to be able to competitively manufacture these batteries. Our current manufacturing technology must be further developed before we will be able to manufacture our batteries in commercial quantities. Any failure to achieve acceptable yields of commercial quality batteries in commercial quantities, and thereby reduce unit manufacturing costs, could have a material adverse effect on our business, results of operations and financial condition.


We Are In The Early Stage Of Manufacturing, And If We Are Unable To Develop Our Manufacturing Capability Costeffectively, We Will Be Unable to Generate Profits

To date, we have not manufactured batteries on a commercial scale. Until recently, our batteries have been only manufactured on our pilot manufacturing line, which is able to produce prototype cells in quantities sufficient to enable customer sampling and testing and product development. Any failure to achieve acceptable yields of commercial quality batteries in commercial quantities, and thereby to reduce our unit manufacturing costs, could have a material adverse effect on our business, results of operations and financial condition. We are currently in the early stages of transitioning production to an automated high volume production line located in the manufacturing facility Northern Ireland. The implementation of the new manufacturing facility, including its customized manufacturing equipment, will continue to require substantial engineering work and expenses and is subject to significant risks, including risks of cost overruns and significant delays. In addition, in order to rapidly scale up the manufacturing capacity, we will need to begin fabrication of a second automated production line before completing full qualification of the first line. In automating the manufacturing processes, we have been and will continue to be dependent on a developer of automated production lines, which has only limited experience in producing equipment for the manufacture of batteries. A key determinant of our current and future production capacity and profitability is the production yield of our manufacturing process.


Need For Additional Capital To Develop Manufacturing Capability

The establishment of our manufacturing facility and the development and implementation of automated production lines will entail significant risks and will require a substantial investment of our capital, including a significant portion of the net proceeds of this offering. As part of our manufacturing ramp-up, we will need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in Northern Ireland, the site of our manufacturing facility, is limited due to a relatively low unemployment rate. We may not successfully develop improved processes, design required production equipment, enter into acceptable contracts for the fabrication of such equipment, obtain timely delivery of such equipment, implement multiple production lines or successfully operate the new facility. We may not be able to


                                    Page S-6
successfully automate our production on a timely basis or at all, and such automation may not result in greater manufacturing capacity or lower manufacturing costs than our pilot production line. Customer relationships could be damaged if we fail to begin volume manufacturing on a timely basis. Such failure could cause lost opportunities and have a material adverse effect on our business, results of operations and financial condition.


We Are Experiencing Delays In Qualifying Our Manufacturing Facilities

We have been unable to meet our prior schedules regarding delivery, installation, de-bugging and qualification of the Northern Ireland production equipment, due to unforeseen problems. As most of the production equipment is being specially manufactured for us, further unforeseen problems may develop and cause further delay in our current schedules. We are improving and bringing many of the manufacturing processes that we are implementing in this production equipment up to date for the first time from our laboratory scale prototype work. We may need to further refine the improved processes, which could cause substantial delays in the qualification and use of this equipment. Furthermore, if we are able to refine our process, we may not be able to produce the required amount of qualification samples to potential customers.

From our discussions with potential customers, we expect that customers will require an extensive qualification period once the customer receives its first commercial product off a production line. The Company has recently begun to supply commercial products to several customers but has not yet completed the related product qualification.


We Are Dependent On Our Suppliers For Certain Key Raw Materials, And If They Do Not Deliver These Raw Materials We May Not Be Able To Develop Or Manufacture Our Batteries

We are dependent on sole or limited source suppliers for certain key raw materials used in our products. If these suppliers do not deliver these raw materials and we are unable to find replacement suppliers, we will be unable to develop and manufacture our batteries. We generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. Our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials and we may not be able to locate alternative sources of supply. We may not be able to purchase raw materials at an acceptable cost. In addition, the raw materials which we utilize must be of a very high quality and we have at times in the past experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers.


If Our Batteries Do Not Provide Significant Advantages Over Other Batteries, We May Not Be Able To Market Our Batteries

To achieve market acceptance, our batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. Our rechargeable batteries may not be able to achieve or sustain any such advantages. Even if our rechargeable batteries provide meaningful price or performance advantages, there is a risk our batteries may not be able to achieve or maintain market acceptance in any potential market


                                    Page S-7
application. The success of our products also will depend upon the level of market acceptance of OEMs' and other customers' end products which incorporate our batteries, over which we have no control. If our rechargeable batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers' applications which incorporate our products do not achieve lasting market acceptance, our business, results of operations and financial condition could be materially adversely affected.

If we do manufacture our batteries in commercial quantities and they fail to perform as expected, our reputation could be severely damaged, which would have a material adverse effect on our ability to market our batteries even if the defect were corrected.


Battery Technologies Are Rapidly Evolving, Which May Make Our Batteries Obsolete

The battery industry has experienced, and is expected to continue to experience, rapid technological change. Various companies are seeking to enhance traditional battery technologies, and other companies have recently introduced or are developing rechargeable batteries based on emerging and potential technologies. Competing technologies that outperform our batteries could be developed and successfully introduced and as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.


We Are Dependent On Our Senior Management, The Loss Of Any Of Whom May Impair Our Ability To Conduct Our Business.

We are dependent on our senior management, the loss of any of whom may impair our ability to conduct our business. We do not have written employment contracts with any key employees and do not maintain key man life insurance policies with respect to any of our employees. We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial, and marketing personnel who are familiar with and experienced in the battery industry. Competition for such personnel, in particular for product development and product implementation personnel, is intense, and we compete in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than us. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will be successful in attracting and retaining skilled personnel. Our inability to attract and retain other qualified employees could have a material adverse effect on our business.


Political Instability In Northern Ireland May Delay Progress In Our Northern Ireland Facility

The current political instability in Northern Ireland, which to date has had no negative impact on our manufacturing plant, could cause delays in completing our manufacturing capability or in manufacturing our batteries. Such delays could cause us to miss significant sales and marketing opportunities, as such delays will force our potential customers to find other vendors to meet their needs.


Our Competitors May Develop Batteries Similar Or Superior To Ours Or Otherwise Compete More Successfully Than We Do

Competition in the battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those

                                    Page S-8
that we have. Although we believe that our batteries will compete in most segments of the rechargeable battery market, there is a risk that other companies may develop batteries similar or superior to our batteries. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with OEMs and other customers. While there is significant development work being done by these competitors on various battery systems, we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher power battery technologies could be introduced which could be directly competitive with or be superior to our technology. In addition, in the rechargeable battery market there are a variety of competing technologies. The capabilities of many of these competing technologies have improved over the past year, which has resulted in a customer perception that our technology may not offer as many advantages as previously anticipated.


There Is A Risk That Our Pending Patent Applications Will Not Result In Issued Patents And That Any Of Our Issued Patents Will Not Afford Protection Against A Competitor

Our ability to compete successfully will depend on whether we can protect our proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. Nevertheless, such measures may not be adequate or safeguard the proprietary technology underlying our batteries. In addition, employees, consultants and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies for any such breach. Moreover, notwithstanding our efforts to protect our intellectual property, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. In addition, we may not be able to effectively protect our intellectual property rights in certain countries. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If we are found to be infringing third party patents, there is a risk that we may not be able to obtain licenses to such products on reasonable terms, or at all. Our failure to protect our proprietary technology may materially adversely affect our financial condition and results of operations.

Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. Therefore, our pending patent applications may not result in issued patents and any of our issued patents may not afford protection against a competitor.


Our Batteries Contain Potentially Dangerous Material, Which Could Expose Us To Liability

Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid that, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid may be free to flow to the reaction site


                                    Page S-9
and produce a continuous chemical reaction. This reaction may result in excess heat or a gas release and, if not properly released, may be explosive. We have designed our batteries to avoid this risk, but if we are unsuccessful, we could be exposed to product liability litigation.

Our products will incorporate potentially dangerous materials, including lithium ions. While these materials are less reactive than other potentially dangerous materials found in other types of batteries such as metallic lithium, which is known in its metallic form to cause explosions and fires if not properly handled, it is possible that these materials will require special handling. It is possible that safety problems may develop in the future. We are aware that if the amounts of active materials in our batteries are not properly balanced and the charge/discharge system is not properly managed, a dangerous situation may result. Other battery manufacturers using technology similar to ours include special safety circuitry within the battery to prevent such a condition. We expect that our customers will have to use such circuitry.


We Have Not Completed Safety Testing Our Batteries And Will Not Be Able To Commercially Sell Our Batteries Until We Successfully Complete The Safety Tests

We have done extensive internal safety testing of our battery technology and believe the inherent technology will make our batteries as safe or safer than batteries using other technology. However, although we intend to submit our battery technology for external testing by the Underwriters Laboratory ("UL") and other external testing facilities, we have not yet done so and accordingly we have not received a recognized approval rating regarding whether our battery will be as safe or safer than batteries using other technology. As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, where the battery is subjected to conditions outside the expected normal operating conditions of the battery. While some prototype batteries have survived these tests, others have vented gases containing vaporized solvents and have caught fire. Such results were generally expected, and until we have completed testing we cannot make a valid determination as to the conditions in which the battery must be operated. Additionally, each new battery design requires new safety testing. Therefore, safety problems may develop with respect to our battery technology that would prevent commercial introduction.


Safety Risks In Our Facilities Could Create Delays

We incorporate safety policies designed to minimize safety risks in our research and development activities and will do so in our manufacturing processes. There is a risk, however, that an accident in our facilities will occur. Any accident, whether with the use of a battery or in our operations, could result in significant delays or claims for damages resulting from injuries, which would adversely affect our operations and financial condition.


The Strict Regulatory Environment In Which We Operate May Delay Shipments And Impose Additional Costs On Us

Prior to the commercial introduction of our batteries into a number of markets, we may need to seek approval of our products by one or more of the organizations engaged in testing product safety and/or agencies regulating transportation. There is a risk that such agencies would not permit our batteries to be shipped or used by the general public, and that changes in regulations, or in their enforcement, will impose costly requirements or otherwise impede the transport of lithium. If we are able to obtain such approvals, they could require significant time and resources from our technical staff and delays in shipments and, if redesign were necessary, could result in further



                                    Page S-10
delays in the introduction of our products. Because of the risks generally associated with the use of lithium, we expect rigorous enforcement.

Federal, state and local regulations impose various environmental and health and safety controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries. Although we believe our activities conform to current environmental regulations, there is a risk that changes in such environmental regulations will impose costly equipment or other requirements. Any failure by us to adequately control the discharge of hazardous wastes could also subject us to future liabilities.

We Are Involved In Lawsuits Which Could Negatively Impact Our Business

We are subject to litigation arising from time to time in the course of our business. We currently have three substantial lawsuits in which we are involved. The first is a class action lawsuit by a class of persons who purchased our common stock between May 7, 1992 and August 10, 1994 alleging our violation of federal securities laws and seeking unspecified damages. The second involves a claim by a manufacturer of one of our pieces of manufacturing equipment that we owe it approximately $2,500,000, and in which we have filed a counterclaim against the manufacturer seeking damages to be determined at trial. The third is a contract claim we instituted against several parties, in which one party filed a counterclaim against us claiming damages of approximately $900,000 based on breach of a contract, and which is presently stayed pending settlement discussions. Although we believe that we have meritorious defenses to these suits, if any of them is resolved unfavorably to us it could have a material adverse effect on our financial condition.


The Failure Of Our Key Suppliers And Customers To Be Year 2000 Compliant Could Negatively Impact Our Business

We use a number of computer software programs and operating systems in our internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possible replacement of such source code or applications will be necessary. Given the current information, we currently do not anticipate that such "Year 2000" costs will have a material impact upon us. We have requested information regarding "Year 2000" compliance from suppliers and providers of all of our mission critical software systems and have obtained some responses. Based on the information we currently have, all mission critical systems appear to be "Year 2000" compliant. We are currently contacting major vendors and customers to obtain "Year 2000" compliance certificates. The failure of any of our key suppliers or customers to be "Year 2000" compliant could have a material adverse effect on our business, financial condition and results of operations.


A Large Portion Of Our Stock Is Owned By Our Directors And Officers, Which Allows Them To Exercise Significant Control Over Our Affairs

As of July 29, 1999, our officers, directors and their affiliates as a group beneficially owned approximately 22.8% of the outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring


                                    Page S-11
stockholder approval, including the election of directors and approval or disapproval of significant corporate transactions.


Our Corporate Documents May Prevent a Takeover Of Valence, Which Could Limit The Ability Of Stockholders To Receive A Premium Price For Their Shares

Our Board of Directors has the authority to issue up to 10,000,000 shares of undesignated preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of our capital stock are subject to the rights of the holders of the Series A and Series B Preferred Stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue any additional shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of Valence Technology, Inc.


If The Issuance Of Our Preferred Stock Was In Violation Of Nasdaq's Listing Maintenance Requirements, Or We Otherwise Fail To Continue To Meet Nasdaq's Listing Maintenance Requirements, Nasdaq May Delist Our Common Stock

In late January 1999, Nasdaq released its guidance on "future priced securities" and the necessity of the issuer to comply with Nasdaq's listing maintenance requirements in issuing these securities. We believe that the issuances of our Series A Preferred Stock and Series B Preferred Stock do not violate these criteria, and that we are in compliance with Nasdaq's listing maintenance criteria. However, in the event that Nasdaq were to determine that the issuance of our Series A Preferred Stock and/or Series B Preferred Stock was in violation of the Nasdaq listing maintenance requirements, or if we are otherwise unable to continue to meet Nasdaq's listing maintenance requirements, Nasdaq may delist us. Such delisting could have a material adverse effect on the price of our common stock and on the levels of liquidity currently available to our stockholders. We may not be able to satisfy these requirements on an ongoing basis.


                                    Page S-12

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      The discussion in this prospectus supplement and in the prospectus contains forward-looking statements that involve risks and uncertainties. Those statements include words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus supplement and prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Valence or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here, including under "Risk Factors," and in the documents incorporated by reference in this prospectus supplement and in the prospectus.

                                 DIVIDEND POLICY

      Valence has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. The terms of our Series A preferred stock and Series B preferred stock prohibits the payment of cash dividends without the prior consent of the holder.

                                 USE OF PROCEEDS

      The net proceeds to us from this offering will be $2,950,866. We plan to use the net proceeds for general corporate purposes, including:

      -  acquiring raw materials and building inventory of finished goods;

      -  financing capital expenditures; and

      -  working capital.

      Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.





                                    Page S-13

                           PRICE RANGE OF COMMON STOCK

      Since May 7, 1992, our common stock has been traded on the Nasdaq National Market under the symbol "VLNC." A summary of the high and low closing sales prices during each quarter for our common stock on the Nasdaq National Market follows:

FISCAL 1998                                         HIGH       LOW
Quarter ended June 29, 1997                          $10    $5-3/4

Quarter ended September 28, 1997                   9-1/8     6-7/8

Quarter ended December 28, 1997                        9     4-1/4

Quarter ended March 29, 1998                       6-1/2     4-1/4

FISCAL 1999

Quarter ended June 28, 1998                        6-1/8   4-21/32

Quarter ended September 27, 1998                   5-3/4    3-7/16

Quarter ended December 27, 1998                   10-7/8     4-1/8

Quarter ending March 28, 1999                     8-9/16     6-1/8

FISCAL 2000

Quarter ending June 27, 1999                      8-7/16     6-1/2


      On July 29, 1999, the last reported sales price of our common shares on the Nasdaq National Market was $6.00 per share.


      As of July 29, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 27,226,993 shares of common stock outstanding.


      The approximate number of record holders of our common stock as of July 29, 1999, was 708.

                              PLAN OF DISTRIBUTION

      We are selling the shares being offered hereby directly to one investor. In connection with this sale, we are paying a finders fee to Caldwell Capital Corp. in the amount of $45,000. Caldwell Capital Corp. may be deemed to be an underwriter as defined in the Securities Act of 1933, and such finders fee received by them from us may be treated as underwriting discounts and commissions under the Securities Act.

      We estimate that the total expenses of the offering, including all offerings under the prospectus but excluding underwriting discounts and commissions, if any, will be approximately $68,900. Proportionally, such amount, plus the finders fee relates to approximately $49,134 for the shares offered by this prospectus supplement.

                                  LEGAL MATTERS

      The validity of the shares of our common stock offered by this prospectus has been passed upon for Valence by Cooley Godward LLP, Palo Alto, California.


                                    Page S-14

                                     EXPERTS

      The consolidated balance sheets as of March 28, 1999 and March 29, 1998 and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from March 3, 1989 (date of inception) to March 28, 1999 and for each of the years ending March 28, 1999, March 29, 1998 and March 30, 1997 incorporated by reference in this prospectus, have been incorporated in reliance on the report, which includes an explanatory paragraph regarding Valence's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The balance sheet as of March 28, 1999, and the statements of operations and accumulated deficit and cash flows for the year ended March 28, 1999, and incorporated by reference in this prospectus, have been incorporated in reliance on the report, which includes an explanatory paragraph regarding Hanil Valence Co., Ltd.'s ability to continue as a going concern, of Samil Accounting Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                    Page S-15

      NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VALENCE. THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VALENCE SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             --------------------

                                TABLE OF CONTENTS
PAGE

PROSPECTUS SUPPLEMENT SUMMARY.............................................S-2

RISK FACTORS..............................................................S-3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..........................S-13

DIVIDEND POLICY..........................................................S-13

USE OF PROCEEDS..........................................................S-13

PRICE RANGE OF COMMON STOCK..............................................S-14

PLAN OF DISTRIBUTION.....................................................S-14

LEGAL MATTERS............................................................S-14

EXPERTS..................................................................S-15

                            VALENCE TECHNOLOGY, INC.


          BY THIS PROSPECTUS, WE MAY OFFER UP TO $50,000,000 OF OUR


                                  COMMON STOCK

                                 PREFERRED STOCK

                                    WARRANTS


      Our common stock is listed on the Nasdaq National Market under the symbol "VLNC." On May 10, 1999 the closing sale price of a share of our common stock, as reported on the Nasdaq National Market, was $7.09.

      The securities offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                         ---------------------------

      We will provide the specific terms of the securities offered in a supplement to this Prospectus. You should read this Prospectus and the supplements carefully before you invest.

                         ---------------------------

      This investment involves a high degree of risk. See "Risk Factors" in the supplement to this prospectus.

                         ---------------------------

      We may offer the securities directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. "Plan of Distribution" below also provides more Information on this topic.

                 THE DATE OF THIS PROSPECTUS IS MAY 12, 1999.

                                TABLE OF CONTENTS

                                                      PAGE

About this Prospectus...................................2
Where You Can Get More Information......................2
About Valence...........................................4
Risk Factors............................................5
Use of Proceeds.........................................5
General Description of Securities.......................5
Description of Preferred Stock..........................5
Description of Common Stock.............................6
Description of Warrants.................................7
Plan of Distribution....................................8
Legal Matters...........................................9
Experts.................................................9


                              ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may from time to time offer up to $50,000,000 in the aggregate of (a) shares of common stock, $0.001 par value per share, of Valence, (b) shares of preferred stock, $0.001 par value per share, of Valence, in one or more series, (c) warrants to purchase shares of common stock or preferred stock or (d) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. The common stock, preferred stock and warrants are collectively referred to herein as "securities." The securities offered pursuant to this prospectus may be issued in one or more series of issuances and the aggregate offering price of the securities will not exceed $50,000,000 (or its equivalent (based on the applicable exchange rate at the time of the sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by Valence).

      Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

      The registration statement that contains this prospectus (including exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Get More Information." This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement.

                       WHERE YOU CAN GET MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

- Annual Report on Form 10-K for the year ended March 29, 1998, filed June 29, 1998;

- Current Report on Form 8-K, dated July 27, 1998 and filed August 4, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended June 28, 1998, filed August 11, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended September 27, 1998, filed November 12, 1998;

- Current  Report on Form 8-K,  dated  December  18,  1998 and filed  December
21, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended December 27, 1998, filed February 10, 1999;

- Quarterly Report on Form 10-Q/A, for the fiscal quarter ended September 27, 1998, filed February 24, 1999; and

- Current Report on Form 8-K, dated May 5, 1999 and filed May 5, 1999; and

- The description of the common stock contained in Valence's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

      You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

       VALENCE TECHNOLOGY, INC., 301 CONESTOGA WAY, HENDERSON, NV 89015

                  (702) 558-1000 HTTP://WWW.VALENCE-TECH.COM


      This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  ABOUT VALENCE

                                  OUR BUSINESS
      We are engaged in research and development to produce advanced rechargeable batteries based upon specialized technologies, which are referred to in the industry as lithium ion and polymer technologies. Our objective is to become a leading provider of rechargeable batteries. In July 1995, we announced that we obtained a license to a related specialized battery technology from Bell Communications Research, Inc. Since that time, we have been working to integrate the Bell Communications technology with our own lithium polymer battery technology. At the same time, we have continued the redesign and modifications to our manufacturing equipment in Northern Ireland to support the potential future commercial introduction of this new battery design.

                          THE MARKET FOR OUR BATTERIES

      Widespread use of a variety of portable consumer electronics such as portable computers, cellular telephones, camcorders and handheld power tools, as well as continued demand from conventional applications such as automobiles, have resulted in large markets for rechargeable batteries. These new and conventional applications are placing growing demands on existing battery technologies to deliver increasing amounts of electricity through smaller and lighter batteries. In some cases, current battery capabilities are a major limitation to the introduction of enhanced electronic products.

                            OUR STAGE OF DEVELOPMENT

      We are a development stage company whose primary activities to date have been:

     -    acquiring and developing technology;

     -    implementing a production line;

     -    manufacturing limited quantities of prototype batteries;

     -    recruiting personnel; and

     -    obtaining capital.

      However, our current research prototype batteries meet some of the exacting specifications demanded by the marketplace. Except for insubstantial revenues from limited sales of prototype lithium polymer batteries, we presently have no products available for sale. Prior to commencing volume production, we do not expect to receive any significant revenues from the sale of our products. To achieve profitable operations, we must successfully develop, manufacture and market our products. There is a risk that we will not develop or manufacture our products at an acceptable cost or with appropriate performance characteristics, and that we will not be able to successfully market such products or that such products will not achieve market acceptance. See "Risk Factors."

                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. You should carefully consider the information contained under the heading "Risk Factors" in the applicable supplement to this prospectus before investing in our securities.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes. We expect from time to time to evaluate the acquisition of products, businesses and technologies for which a portion of the net proceeds may be used. Currently, however, we do not have any understandings, commitments or agreements with respect to any material acquisitions for which a portion of the net proceeds may be used.

                        GENERAL DESCRIPTION OF SECURITIES

      We may offer under this prospectus shares of common stock, shares of preferred stock, warrants to purchase common stock or preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $50,000,000. If securities are offered as units, the terms of the units will be set forth in a prospectus supplement. Certain of the securities to be offered hereby involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such security.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

      Our Amended and Restated Certificate of Incorporation, as amended, authorize the board of directors of Valence, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated certificate to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock or any series thereof unless a vote of any such holder is required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. As of the date of this prospectus, we have 15,000 shares of preferred stock outstanding, 7,500 shares of which are Series A Preferred Stock and 7,500 shares of which are Series B Preferred Stock.

      The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the title and liquidation preference per share of the preferred stock and the number of shares offered;

     - the purchase price of the preferred stock;

     - the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

     - any redemption or sinking fund provisions of the preferred stock;

     - any conversion provisions of the preferred stock;

     - the voting rights, if any, of the preferred stock; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

      If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to our restated certificate establishing a particular series of preferred stock, which will be filed with the Secretary of State of Delaware and the SEC in connection with the offering of the preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable.

     The preferred stock will bear no dividends.

DIVIDEND RIGHTS

      The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on the common stock shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by the board of directors of Valence. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

RIGHTS UPON LIQUIDATION

      The preferred stock will be preferred over the common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment unless otherwise specified in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets and funds legally available for distribution to the preferred stock shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

REDEMPTION

      All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

VOTING RIGHTS

      Except as indicated in the prospectus supplement, the holders of preferred stock shall have no voting power whatsoever except as provided by law.

                           DESCRIPTION OF COMMON STOCK

      As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of common stock of which 7,000,000 shares are reserved solely for the purpose of effecting the conversion of the preferred stock. As of May 10, 1999, we had 26,736,292 shares of common stock issued and outstanding and had reserved 8,250,000 additional shares of common stock for issuance under our various stock and compensation incentive plans.

DIVIDENDS

      The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors of Valence, out of funds legally available for their payment.

VOTING RIGHTS

      The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

RIGHTS UPON LIQUIDATION

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

MISCELLANEOUS

      The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Boston EquiServe is the transfer agent and registrar for our common stock.

                             DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

      The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

     - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

     - the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - United States Federal income tax consequences applicable to the warrants; and

     - any other terms of the warrants.

      Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

      Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

      Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                              PLAN OF DISTRIBUTION

      We may sell the securities through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

      We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If dealers are used in any of the sales of securities covered by this prospectus, we will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

      If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

                                  LEGAL MATTERS

      The validity of any securities offered by this prospectus or any supplement will be passed upon for Valence by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

      The consolidated balance sheets as of March 29, 1998 and March 30, 1997 and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996 incorporated by reference in this prospectus, have been incorporated in the reliance on the report, which includes an explanatory paragraph regarding Valence's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The balance sheet as of March 31, 1998, and the statements of operations and accumulated deficit and cash flows for the year ended March 29, 1998, and incorporated by reference in this prospectus, have been incorporated in the reliance on the report, which includes an explanatory paragraph regarding Hanil Valence Co., Ltd.'s ability to continue as a going concern, of Samil Accounting Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.